Exhibit 23.1

Consent of Independent Accountants

We hereby consent to the incorporation by reference in the registration statements (No. 333-137474 and 333-184027) on Forms S-8 of SunLink Health Systems, Inc. of our reports dated September 28, 2020, appearing in this Annual Report on Form 10-K of SunLink Health Systems, Inc. for the year ended June 30, 2020.

/s/ Cherry Bekaert LLP
Atlanta, Georgia
September 28, 2020